Exhibit 3.2

CERTIFICATE OF MERGER

OF

NIAGARA ACQUISITION, INC.

AND

PQ CORPORATION

It is hereby certified that:

1.             The constituent business corporations participating in the merger herein certified are:

(i)            Niagara Acquisition, Inc. (“Niagara Acquisition”) which is incorporated under the laws of the State of Delaware; and

(ii)           PQ Corporation which is incorporated under the laws of the State of Pennsylvania (“PQ” and together with Niagara Acquisition, the “Constituent Corporations”).

2.             An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.  Such approval, adoption, certification, execution and acknowledgment has been made by Niagara Acquisition in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware and by PQ in accordance with the laws of the state of its incorporation.

3.             The name of the surviving corporation in the merger herein certified is PQ Corporation, which will continue its existence as said surviving corporation (the “Surviving Corporation”) under its present name upon the effective date of said merger pursuant to the provisions of the laws of the state of its incorporation.

4.             The Amended and Restated Articles of Incorporation of PQ currently on file at the Secretary of State of the Commonwealth of Pennsylvania shall be the Articles of Incorporation of the Surviving Corporation upon consummation of said merger.

5.             The executed Agreement and Plan of Merger between the Constituent Corporations is on file at an office of the Surviving Corporation, the address of which is as follows:

1200 West Swedesford Road

Berwyn, PA 19312

6.             A copy of the aforesaid Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request, and without cost, to any stockholder of each of the Constituent Corporations.

7.             The aforesaid Surviving Corporation does hereby agree that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Niagara Acquisition, as well as for enforcement of any obligation of said Surviving Corporation arising from the merger herein certified, including any suit or other proceeding to enforce the right, if any, of any stockholder of Niagara Acquisition as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware; does hereby irrevocably appoint the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings; and does hereby specify the following as the address to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware:

1200 West Swedesford Road

Berwyn, PA 19312

[Signature Page Follows]

Dated: February 11, 2005

PQ Corporation, a Pennsylvania corporation

By:	/s/ William J. Levy
Name:	William J. Levy.
Title:	Vice President and Chief Financial Officer

Certificate of Merger